Sanville & Company

Certified Public Accountants

1514 Old York Road

Abington, PA. 19001

215-884-8460

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated February 25, 2004 on the annual financial statements and financial highlights of the CAMCO Investors Fund which is included in Part A and B in Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 9 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption “Independent Auditors” in the Statement of Additional Information.

Abington, Pennsylvania

/s/Sanville & Company

April 15, 2004

 Certified Public Accountants